EXHIBIT 99.1

Press Release	Source: Lifeway Foods, Inc.
Lifeway Foods’ Board Approves 2 for 1 Stock Split
Monday June 19, 3:58 pm ET
MORTON GROVE, Ill., June 19 /PRNewswire-FirstCall/ — Lifeway Foods, Inc. (Nasdaq: LWAY - News) announced today that on June 8, 2006 its Board of Directors approved a two-for-one split of its common stock and an amendment to its charter to increase of the number of Lifeway’s common shares authorized from 10 million to 20 million, subject to the approval of the shareholders.
“Given the strength of our stock price, our solid financial performance over the past years and our positive outlook, we are confident that a split will make our stock more attractive and accessible to a larger universe of investors. We also feel the added liquidity associated with this split will unlock some shareholder value,” said Julie Smolyansky, President of Lifeway Foods. “We have significant opportunities ahead of us, and we will continue to focus on delivering outstanding results and value to our shareholders.”
Lifeway’s shareholders holding greater than two-thirds of its outstanding shares have, by written consent without a meeting, approved the stock split and the charter amendment required to give effect thereto, subject to the following notice requirements. Lifeway intends to file an Information Statement on Schedule 14C with the SEC describing the proposed stock split in greater detail, which the Company expects to mail to all stockholders on or about July 20, 2006. The written shareholder consent will become effective, for purposes of the Illinois Business Corporation Act and for SEC purposes, 20 days following the mailing of this Information Statement. The Company expects to file its preliminary Information Statement with the SEC on or about June 30, 2006. This Information Statement may be subject to SEC review. The stock split is expected to be paid 20 days after the SEC review to all Lifeway Foods stockholders of record as of July 19, 2006.
As a result of the stock split, each shareholder of record at the close of business on record date will receive one additional share of common stock for every one share held on such record date. Trading on a split-adjusted basis will begin after the completion of the split. Upon completion of the split, the total number of shares of common stock outstanding will increase from approximately 8,391,000 to approximately 16,782,000.
About Lifeway Foods, Inc.
Lifeway, named as Forbes’ 38th best small business and Fortune Small Business’ 47th Fastest Growing Small Business, is America’s leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of “friendly,” active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.
Source: Lifeway Foods, Inc.